Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 10, 2010 (except Note 12, as to which the date is February     , 2010) in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-162945) and related Prospectus of Trius Therapeutics, Inc. for the registration of shares of its common stock.

Ernst & Young LLP

San Diego, California

February     , 2010

The foregoing consent is in the form that will be signed upon completion of the 1 for 8.6 reverse stock split of the common stock of the Company described in Note 12 to the financial statements.

/s/ Ernst & Young LLP

San Diego, California

February 10, 2010